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                                                                     EXHIBIT 5.1
                         [LATHAM & WATKINS LETTERHEAD]

                                 August 5, 1997

Evergreen Media Corporation of Los Angeles
433 East Las Colinas Boulevard
Irving, Texas 75039

     Re: Evergreen Media Corporation of Los Angeles (the "Company")
       Registration Statement on Form S-4

Ladies and Gentlemen:

     In connection with the registration of the issuance of shares (the "12% Preferred Shares") of 12% Exchangeable Preferred Stock of the Company, par value $0.01 per share (the "12% Preferred Stock") and the shares (the "12 1/4% Preferred Shares") of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of the Company, par value $0.01 per share (the "12 1/4% Preferred Stock"), and the related registration of the 12% Exchange Debentures and the 12 1/4% Exchange Debentures (each as defined below) under the Securities Act of 1933, as amended (the "Act"), by Evergreen Media Corporation of Los Angeles, a Delaware corporation (the "Company"), on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on or about August 5, 1997 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Registration Statement.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the 12% Preferred Shares and the 12 1/4% Preferred Shares by the Company pursuant to the Agreement and Plan of Merger, dated February 19, 1997, as amended and restated (the "Merger Agreement"), among Evergreen Media Corporation, the Company, Evergreen Mezzanine Holdings Corporation, Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company. For the purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed. We are also familiar with the proceedings taken and proposed to be taken by the Company in connection with the assumption by the Company pursuant to the Merger Agreement of the obligations of Chancellor Radio Broadcasting Company ("CRBC") in respect of the 12% Exchange Debentures and the 12 1/4% Exchange Debentures which may, from time to time, be issued by the Company in exchange for the 12% Preferred Stock and the 12 1/4% Preferred Stock, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We assume for purposes of this opinion that (i) the Company's Certificate of Incorporation will be amended in the form attached as Annex II to the Merger Agreement (the "Restated Charter"), (ii) the Restated Charter will be effective at the Subsidiary Merger Effective Time (as defined in the Merger Agreement), (iii) the merger of Chancellor Radio Broadcasting Company with and into the Company will take place at the Subsidiary Merger Effective Time in the manner contemplated by the Merger Agreement and (iv) immediately following the Subsidiary Merger Effective Time, the Company will assume the obligations of CRBC in respect of the 12% Exchange Debentures and the 12 1/4% Exchange Debentures pursuant to the terms of the 12% Exchange Indenture or the 12 1/4% Exchange Indenture, as the case may be.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that:
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          1. The 12% Preferred Shares and 12 1/4% Preferred Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance thereof in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

          2. The 12% Exchange Debentures and the 12 1/4% Exchange Debentures have each been duly authorized by all necessary corporate action of the Company and, when executed by the Company and authenticated by the 12% Exchange Debenture Trustee or the 12 1/4% Exchange Debenture Trustee, as applicable, and delivered upon the exchange of the 12% Preferred Shares or the 12 1/4% Preferred Shares, as applicable, in accordance with the terms of the 12% Exchange Indenture or the 12 1/4% Exchange Indenture, as applicable, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The opinions rendered in paragraph 2 relating to the legally valid and binding nature of the 12% Exchange Debentures and the 12 1/4% Exchange Debentures are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) we express no opinion concerning the enforceability of any waiver of rights or defenses contained in the 12% Exchange Indenture or the 12 1/4% Exchange Indenture.

     To the extent that the obligations of the Company under the 12% Exchange Indenture or the 12 1/4% Exchange Indenture may be dependent upon such matters, we assume for purposes of this opinion that U.S. Trust Company of Texas, N.A., the trustee under each of the 12% Exchange Indenture and the 12 1/4% Exchange Indenture (the "Trustee"), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by each of the 12% Exchange Indenture and the 12 1/4% Exchange Indenture; that each of the 12% Exchange Indenture and the 12 1/4% Exchange Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under each of the 12% Exchange Indenture and the 12 1/4% Exchange Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under each of the 12% Exchange Indenture and 12 1/4% Exchange Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                            Very truly yours,

                                                  /s/ LATHAM & WATKINS
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